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Fusion, Escape Achieve All-Time Record Sales;
Ford Motor Company U.S. Sales Up 6 Percent in March

•	Fusion delivers its best-ever sales month and quarter ever, with March sales passing 30,000 and quarterly sales passing the 80,000 mark for the first time in its history

•	Escape posts its best-ever sales month and quarterly sales

•	Explorer sales up 33 percent - best monthly sales since the current model debuted in 2010

•	America's best-selling pickup for 36 years, F-Series posts 16 percent increase as full-size pickup segmentation continues to improve versus year ago - best first quarter sales since 2007

•	Ford Motor Company March U.S. sales up 6 percent - best sales results since May 2007, with cars even with year ago, utilities up 14 percent and trucks up 6 percent

DEARBORN, Mich., April 2, 2013 - Ford's newest vehicles - Fusion and Escape - set all-time monthly sales records in March, driving Ford Motor Company's best U.S. sales results since May 2007.

“Customers are buying our all-new Fusion and Escape in record numbers, and we are working harder than ever to keep pace with demand for these fuel-efficient vehicles,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Full-size pickup demand continues gaining momentum, outperforming the industry for the third consecutive month.”

Ford Fusion posted an all-time record monthly and quarterly sales volume in March with 30,284 vehicles sold for the month and 80,558 during the first quarter - crossing the 30,000 monthly and 80,000 quarterly vehicle sale thresholds for the first time ever in Fusion sales history.

Escape had its best sales month ever with 28,934 vehicles sold. This 28 percent increase versus year-ago results marks the best sales performance since Escape's launch 13 years ago. Escape also posted record quarter sales of 72,983 vehicles, surpassing record third quarter 2012 sales of 72,908 vehicles.

Explorer's March sales totaled 17,509, representing a 33 percent increase over last year and its best monthly sales performance since the current model was introduced in 2010. Explorer retail sales were up 42 percent over last year, providing it best March retail sales performance since 2005.

With the industry's March full-size pickup segment estimated to be up 15 percent over last year, America's best-selling pickup, the Ford F-Series sales increased 16 percent to 67,513 pickups in March. This was F-Series 20th straight month of monthly sales increases and represented F-Series' best March and first quarter sales performance since 2007.

The company's overall sales in March were up 6 percent with 236,160 vehicles sold. Cars were even with a year ago, utilities up 14 percent and trucks up 6 percent.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 171,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.